Exhibit 99.1

Cellegy Pharmaceuticals Appoints Richard C. Williams as Interim CEO

SOUTH SAN FRANCISCO, Calif., — January 3, 2005 — Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY), a specialty biopharmaceutical company, announced today that Richard C. Williams has been appointed as interim Chief Executive Officer, in addition to his responsibilities as Chairman of the Board, a position he has held for the past 13 months.  Mr. K. Michael Forrest has resigned his position of Chief Executive Officer and a director and will remain as a consultant to the company for a period of time.  “The board of directors thanks Mike for his many years of service to Cellegy, wishes him the best, and looks forward to working with him during this transition period,” said Mr. Williams.

Mr. Williams became Chairman and a director in November 2003. He is President and Founder of Conner-Thoele Ltd, a consulting and financial advisory firm specializing in health care acquisition analysis, strategy formulation and post merger consolidation and restructuring.  Mr. Williams served as Vice Chairman, Strategic Planning of King Pharmaceuticals following the acquisition by King of Medco Research where he was Chairman.  He was also Co-Chairman and a director of Vysis, a genetic biopharmaceutical company.  He previously served as Vice President, Finance and CFO of Erbamont N.V., an international pharmaceutical company, as well as in executive and financial officer positions with Field Enterprises, Inc., Abbott Laboratories, and American Hospital Supply Corporation.  Mr. Williams is a director of EP Med Systems, a public electrophysiology diagnostic company and is Chairman and a director of ISTA Pharmaceuticals, a public emerging ophthalmology company.

About Cellegy Pharmaceuticals

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of gastrointestinal disorders, women’s health care conditions, including sexual dysfunction and HIV prevention, and certain cancers.

Cellegesic, branded RectogesicTM outside the United States, is approved in the United Kingdom for the treatment of pain associated with chronic anal fissures.  Launch of Rectogesic in the United Kingdom through ProStrakan Group Limited, Cellegy’s corporate partner, is expected in the first half of 2005.  A similar formulation of Rectogesic is currently being sold in Australia, New Zealand and South Korea.  In December 2004, the Medical Products Agency (MPA) in Sweden approved Tostrex® (testosterone gel) 2% for the treatment of male hypogonadism.  Approvals of Rectogesic and Tostrex by the other member states of the European Union will be sought through the Mutual Recognition Procedure.  Tostrex will be distributed in the European Union by ProStrakan.  Cellegy is in discussions with the FDA to determine the final design of a Phase 3 trial required for marketing approval of Fortigel, branded TostrexTM outside the United States, in the United States.

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Cellegy recently enhanced its women’s healthcare product portfolio through the acquisition of Biosyn and its lead product SavvyTM, a contraceptive gel to prevent HIV-AIDS in women.  Savvy is in advanced Phase 3 clinical trials for contraception and for the prevention of HIV.  Cellegy is also exploring development plans for TostrelleTM testosterone gel for the treatment of sexual dysfunction (libido) in postmenopausal women.

Cellegy will be hosting a conference call beginning at 1:00 p.m. PST (4:00 p.m. EST) on Monday, January 3, 2005, to discuss this announcement and developments at the Company.  To participate in the live call by telephone, please dial 888-803-8269 from the United States, or for international callers, please dial 706-634-2467. A telephone replay will be available for 48 hours by dialing 800-642-1687 from the United States, or 706-645-9291 for international callers, and entering Reservation Number 3196524.

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